                                     UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                      FORM 12b-25

                              NOTIFICATION OF LATE FILING

(CHECK ONE):  / /Form 10-K   / /Form 20-F    / /Form 11-K    /X/Form 10-Q
              / /Form N-SAR

                 For Period Ended: June 30, 2000
                                  --------------------------------------------
                 /  / Transition Report on Form 10-K
                 /  / Transition Report on Form 20-F
                 /  / Transition Report on Form 11-K
                 /  / Transition Report on Form 10-Q
                 /  / Transition Report on Form N-SAR

                 For the Transition Period Ended:
                                                 ------------------------------

    READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR
TYPE.

    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

-------------------------------------------------------------------------------

    If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

-------------------------------------------------------------------------------

                         PART I -- REGISTRANT INFORMATION

-------------------------------------------------------------------------------
Full Name of Registrant:
iCrystal, Inc.
-------------------------------------------------------------------------------
Former Name if Applicable:

-------------------------------------------------------------------------------
Address of Principal Executive Office (Street and Number):
3237 King George Hwy., Suite 101-B
-------------------------------------------------------------------------------
City, State and Zip Code:
Surrey, BC V4P 197, CANADA
-------------------------------------------------------------------------------

                     PART II -- RULES 12b-25(b) AND (c)

    If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

/X/    (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

/X/    (b)  The subject matter report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

/ /    (c)  The accountant's statement or other exhibit required by Rule
            12b-25(c) has been attached if applicable.

                              PART III -- NARRATIVE

    State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

    As a result of the Company's limited resources, it was unable to provide its independent accountants with all of the information requested by them to allow them to complete their review of the Company's June 30, 2000 interim financial statements in a timely manner. This process could not be completed by August 14, 2000 without unreasonable effort or expense.

                           PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

    Larry Hrabi                         (604) 542-5021
    ---------------------------------- ----------------------------------------
                    (Name)                (Area Code)      (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company
    Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                                                           /X/ Yes  / / No
    ---------------------------------------------------------------------------

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                           / / Yes  /X/ No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
-------------------------------------------------------------------------------
                                iCrystal, Inc.
             ---------------------------------------------------
                 (Name of Registrant as specified in charter)

    has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


    Date: August 14, 2000
                                            By:  /s/ Larry Hrabi
                                                 ----------------------------
                                                 Larry Hrabi,
                                                 Chief Executive Officer